                                                                     EXHIBIT 4.1

                             APPLIED MATERIALS, INC.

                           RESTRICTED STOCK AGREEMENT

         Applied Materials, Inc. (the "Company") hereby grants you, Michael R. Splinter (the "Employee"), a grant of restricted stock. The date of this Agreement is May 20, 2003. Subject to the provisions of Appendix A (attached), the principal features of this grant are as follows:

NUMBER OF SHARES OF RESTRICTED STOCK:    300,000       PURCHASE PRICE PER SHARE:    US $0.01

     SCHEDULED VESTING DATES/PERIOD OF RESTRICTION:           NUMBER OF SHARES
     ----------------------------------------------           ----------------
                October 1, 2003                                    150,000
                October 1, 2004                                    150,000

                                   IMPORTANT:

         Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in Appendix
A. For example, important additional information on vesting and forfeiture of the Shares covered by this grant is contained in Paragraphs 4 through 6 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

APPLIED MATERIALS, INC.                     EMPLOYEE

------------------------------              ------------------------------
James C. Morgan,                            Michael R. Splinter
Chairman of the Board of Directors

Date: May ___, 2003                         Date: May ___, 2003
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           APPENDIX A - TERMS AND CONDITIONS OF RESTRICTED STOCK GRANT

         1. Definitions. As used herein, the following definitions will apply:

                  (a) "Affiliate" means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Committee" means the Human Resources and Compensation Committee of the Board.

                  (d) "Common Stock" means the Common Stock of the Company.

                  (e) "Restricted Stock" means the Shares issued to the Employee pursuant to this Agreement.

                  (f) "Shares" means shares of Common Stock.

         2. Grant. The Company hereby grants to the Employee the right to purchase 300,000 Shares of Restricted Stock for $0.01 per Share, subject to all of the terms and conditions in this Agreement. The Employee has until May 30, 2003 to make such purchase after which date he will have no further right to purchase the Shares of Restricted Stock under this Agreement.

         3. Shares Held in Escrow. Unless and until the Shares of Restricted Stock will have vested in the manner set forth in paragraphs 4 or 5, such Shares will be issued in the name of the Employee and held by the Secretary of the Company as escrow agent (the "Escrow Agent"), and will not be sold, transferred or otherwise disposed of, and will not be pledged or otherwise hypothecated. The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Stock or otherwise note its records as to the restrictions on transfer set forth in this Agreement. The certificate or certificates representing such Shares will not be delivered by the Escrow Agent to the Employee unless and until the Shares have vested and all other terms and conditions in this Agreement have been satisfied.

         4. Vesting Schedule. Except as provided in Section 5, and subject to
Section 6, 150,000 Shares subject to this grant will vest on October 1, 2003 and the remaining 150,000 Shares subject to this grant will vest on October 1, 2004. Vesting actually will occur only if the Company or an Affiliate employs the Employee through the applicable vesting date.

         5. Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Shares of Restricted Stock at any time. If so accelerated, such Shares will be considered as having vested as of the date specified by the Committee.
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         6. Forfeiture. Notwithstanding any contrary provision of this
Agreement, the balance of the Shares of Restricted Stock that have not vested pursuant to paragraphs 4 or 5 will thereupon be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date the Employee's employment with the Company or an Affiliate terminates for any reason. The Employee will not be entitled to a refund of the price paid for any Shares returned to the Company pursuant to this paragraph 6. The Employee hereby appoints the Escrow Agent with full power of substitution, as the Employee's true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Employee to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares to the Company upon such violation.

         7. Death of Employee. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the Employee's designated beneficiary, or if no beneficiary survives the Employee, to the administrator or executor of the Employee's estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

         8. Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares may be released from the escrow established pursuant to paragraph 3 unless and until satisfactory arrangements (as determined by the Committee) will have been made by the Employee with respect to the payment of income and employment taxes which the Company determines must be withheld with respect to such Shares. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Employee to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares of Restricted Stock, or (b) delivering to the Company already vested and owned Shares having a fair market value equal to the minimum amount required to be withheld.

         9. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee or the Escrow Agent. Except as provided in Section 11, after such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

         10. No Effect on Employment. The Employee's employment with the Company and its Affiliates is on an at-will basis only. Accordingly, the terms of the Employee's employment with the Company and its Affiliates will be determined from time to time by the Company or the Affiliate employing the Employee (as the case may be), and the Company or the Affiliate will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause.

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         11. Changes in Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Shares will be increased, reduced or otherwise changed, and by virtue of any such change the Employee will in his capacity as owner of unvested Shares of Restricted Stock that have been awarded to him (the "Prior Shares") be entitled to new or additional or different shares of stock, cash or securities (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be unvested Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the Prior Shares pursuant to this Agreement. If the Employee receives rights or warrants with respect to any Prior Shares, such rights or warrants may be held or exercised by the Employee, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the Prior Shares pursuant to this Agreement. The Committee in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

         12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Secretary of the Company, at Applied Materials, Inc., 2881 Scott Blvd., M/S 2064, Santa Clara, CA 95050, or at such other address as the Company may hereafter designate in writing.

         13. Grant is Not Transferable. Except to the limited extent provided in paragraph 7 above, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

         14. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

         15. Additional Conditions to Release from Escrow. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares of Restricted Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the release of such Shares from the escrow established pursuant to paragraph 3, such release will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

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         16. Committee Authority. The Committee will have the power and discretion to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent herewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares of Restricted Stock have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

         17. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

         18. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

         19. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.

         20. Notice of Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws.

         21. Additional Actions. The parties will execute such further instruments and take such further action as may reasonably be necessary to carry out the intent of this Agreement.

                                      o O o

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